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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
FORM 3
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
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1. Name and Address of Reporting Person
   Paul H. Warren
   54 Thompson Street
   New York, NY  10012

2. Date of Event Requiring Statement (Month/Day/Year)
   12/8/1999

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


4. Issuer Name and Ticker or Trading Symbol
   HealthExtras, Inc.(HLEX)

5. Relationship of Reporting Person to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
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1)Title of Security                                          2)Amount of         3)    4)Nature of
                                                             Securities          D     Indirect
                                                             Beneficially        or    Beneficial
                                                             Owned               I     Ownership
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
Common Stock, $.01 par value per share                       None               N/A    N/A



Table II   Derivative Securitites Beneficially Owned
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1)Title of Derivative Security  2)Date Exercisable  3)Title and Amount of                   4)Conver-  5)Ownership 6)Nature of
                                and Expiration Date Securities Underlying                   sion or    Form of     Indirect
                                (Month/Day/Year)    Derivative Security                     exercise   Derivative  Beneficial
                                                                                            price of   Security    Ownership
                                Date      Expira-                                Amount or  Deri-      Direct(D)
                                Exer-     tion                                   Number of  vative     or
                                cisable   Date      Title                        Shares     Security   Indirect(I)
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

None


Explanation of Responses:

HEALTH PARTNERS, AN OWNER OF HEALTHEXTRAS, INC. COMMON STOCK, IS A GENERAL PARTNERSHIP WHOSE GENERAL PARTNERS ARE CAPITAL Z FINANCIAL SERVICES FUND II, L.P., CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P. AND INTERNATIONAL MANAGED CARE ADVISORS. MR. WARREN IS A DIRECTOR, OFFICER AND MEMBER OR SHAREHOLDER, AS THE CASE MAY BE, OF CAPITAL Z MANAGEMENT, LLC, WHICH MANAGES CAPITAL Z FINANCIAL SERVICES FUND II, L.P., CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P. AND CAPITAL Z PARTNERS, LTD., THE ULTIMATE GENERAL PARTNER OF CAPITAL Z FINANCIAL SERVICES FUND II, L.P. AND CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P. MR. WARREN DISCLAIMS ANY BENEFICIAL OWNERSHIP OF THE SHARES OF HEALTHEXTRAS, INC. OWNED BY HEALTHPARTNERS.





                                                                         PAGE 2
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
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**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
    78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction
       6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                     By: /s/ Paul H. Warren
                                                                                         -------------------------------------------
                                                                                         Paul H. Warren        December 8, 1999


                                                                                         **Signature of Reporting Person
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






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